[LOGO OF PAUL HASTINGS]	Paul, Hastings, Janofsky & Walker LLP 695 Town Center Drive, 17th Floor, Costa Mesa, CA 92626-1924 telephone 714-668-6200 / facsimile 714-979-1921 / internet www.paulhastings.com

Atlanta Bejing Hong Kong London Los Angeles New York Orange County San Diego San Francisco Shanghai Stamford Tokyo Washington, D.C.	(714) 668-6200 April 28, 2004 DDi Corp. 1220 Simon Circle Anaheim, California 92806	39583.00006

Re:	DDi Corp. Registration Statement on Form S-3

Ladies and Gentlemen:

This opinion is delivered in our capacity as counsel to DDi Corp., a Delaware corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-3 (the “Registration Statement”) being filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, on or about the date hereof, with respect to the offering from time to time by certain security holders of the Company, as detailed in the Registration Statement, of 11,153,300 shares of the Company’s common stock, par value $0.001 per share (the “Shares”). The Shares were issued pursuant to a Purchase Agreement, dated as of March 29, 2004, between the Company and the purchasers identified on the Schedule of Investors attached thereto (the “Agreement”).

In connection with this opinion, we have examined the Certificate of Incorporation of the Company, as amended, and on file with the Delaware Secretary of State; the Bylaws of the Company; the Certificate of Designation for Series B Preferred Stock of the Company (the “Certificate of Designation”) such records of corporate proceedings of the Company as we deem appropriate for the purposes of this opinion; the Agreement; and the Registration Statement and the exhibits thereto.

In our examination of the foregoing, we have assumed, without independent investigation, (i) the genuineness of all signatures, and the authority of all persons or entities signing all documents examined by us and (ii) the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all copies submitted to us as certified, conformed or photostatic copies. With regard to certain factual matters, we have relied, without independent investigation or verification, upon statements and representations of representatives of the Company.

Based on and subject to the foregoing, as of the date hereof, we are of the opinion that the Shares will be upon issuance thereof in accordance with the Certificate of Designation validly issued, fully paid and non-assessable.

This opinion letter deals only with the specified legal issues expressly addressed herein, and you should not infer any opinion that is not expressly addressed herein from any matter stated in this letter.

We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinions expressed herein after the date hereof. We hereby consent to being named as counsel to the Company in the Registration Statement, to the references therein to our firm under the caption “Legal Matters” and to the inclusion of this opinion as an exhibit to the Registration

DDi Corp.

April 28, 2004

Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/    PAUL, HASTINGS, JANOFSKY & WALKER, LLP